Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into this 5th day of February, 2016 (the “Effective Date”), by and among Brixmor Property Group, Inc., a Maryland corporation (“Brixmor”), and Michael Pappagallo (“Executive”) (collectively, the “Parties” or each individually a “Party”).

WHEREAS, Executive has served Brixmor as its President and Chief Financial Officer;

WHEREAS, Executive and Brixmor are parties to an Employment Agreement dated June 24, 2013 (the “Employment Agreement”); and

WHEREAS, Executive and Brixmor have agreed that Executive will terminate his employment relationship and resign from all positions with Brixmor and all of its directly and indirectly owned subsidiaries and affiliates, including all employment, officer and board of directors and other positions, under the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the Parties, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Resignation From and Termination of Employment. Executive hereby resigns, effective as of February 5, 2016 (the “Termination Date”) from his employment and all the offices, directorships and other positions he holds with Brixmor and all of its directly and indirectly owned subsidiaries and affiliates, including without limitation any Board of Directors positions. Executive shall not be entitled to the receipt of any payments, severance, compensation, equity awards or other benefits from Brixmor under the Employment Agreement or otherwise other than those expressly provided for in this Agreement. Brixmor expressly waives any requirement that Executive be required to give prior notice of his resignation. The Parties expressly waive any requirement of a written notice of termination.

2. Termination Payments.

(a) Accrued Compensation and Benefits. Executive shall receive the benefits that he would be entitled to receive in Section 5(b)(iii) of the Employment Agreement. For the avoidance of doubt, the Annual Bonus shall be paid on Brixmor’s performance metrics and target level for the individual goals.

(b) Severance. In consideration of Executive’s execution of this Agreement, Brixmor shall provide the benefits set forth in Schedule A.

3. Acknowledgment of Consideration.

(a) Executive acknowledges that once all of the consideration described in Section 2 has been provided, Executive shall have been paid all compensation and other amounts due and owing to him from Brixmor, under this Agreement or from any other source. Executive acknowledges that the consideration described in Section 2 and the other consideration provided herein are above and beyond Brixmor’s obligation to Executive under the terms of his employment with Brixmor and any other source of entitlement. Executive agrees that he is not entitled to and will not seek from Brixmor any further amounts, including but not limited to, any other wages, bonuses, vacation, sick pay, disability pay, pension benefits, bonus compensation, profit sharing contributions, stock, partnership units, severance pay, or any other payment or benefit (except for 401(k) balances, or the payout of unused vacation time per Brixmor policy, which are not affected by this Agreement, and payments due under this Agreement), from Releasees (as defined in Section 8 below). Executive shall automatically forfeit all outstanding, unvested equity awards (whether earned or unearned) with respect to Brixmor and Brixmor Operating Partnership LP, other than those referenced in Section 2(b), as of the Termination Date.

(b) Executive affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Executive has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

4. Confidentiality, Intellectual Property, and Non-Solicitation.

(a) Confidentiality. Executive expressly represents that he has complied with, reaffirms, and agrees to comply with, his obligations under Section 7(a) of the Employment Agreement, which survive termination of Executive’s employment. Executive agrees to keep the terms and circumstances of this Agreement confidential, except that he make disclosures to his immediate family, financial advisor, or legal counsel.

(b) Trade Secrets. Executive expressly represents that he has complied with, reaffirms, and agrees to comply with, his obligations under Section 7(b) of the Employment Agreement, which survive termination of Executive’s employment.

(c) Non-Solicitation. Executive expressly represents that he has complied with, reaffirms, and agrees to comply with, his obligations under Section 6(b) of the Employment Agreement, which survive termination of Executive’s employment.

5. Non-Disparagement. To the maximum extent permitted by applicable law, and subject to Section 6, Executive agrees that, now and in the future, Executive will not make, publish, or communicate to any person or entity any defamatory or disparaging statements regarding Releasees (as defined in Section 8). Executive understands that by agreeing to the provisions of this Section, Executive is waiving rights guaranteed by the First Amendment of the United States Constitution and any State counterparts. Brixmor shall instruct its executive officers and directors to refrain from making any public communication that is intended to criticize or disparage Executive. Nothing set forth herein shall be interpreted to prohibit either Party from making truthful statements when required by law, subpoena or court order, and/or from responding to any inquiry by any regulatory or investigatory organization, and shall not prohibit Brixmor from making public statements in good faith in connection with the operation of its business or about matters in the public domain.

6. Executive’s Rights. This Agreement shall not limit any right to the extent such right as a matter of law may not be limited by private agreement. This Agreement and the provisions hereof specifically do not limit in any way: (1) Executive’s right to provide information to any governmental authority, or to participate in any government investigation; (2) Executive’s right to provide any information in response to a valid subpoena, court order, discovery request, or other legal process or as otherwise required to be provided by law; (3) Executive’s right to enforce this Agreement; or (4) Executive’s right to file a charge with, provide information to, or participate in an investigation or proceeding conducted by a government agency (such as the Equal Employment Opportunity Commission or National Labor Relations Board) authorized to enforce laws against unlawful conduct, provided that Section 8 does waive Executive’s right to seek, recover, or accept any monetary payments or other individual relief connected to any agency or other action related to claims that are lawfully released in this Agreement. In the event Executive is requested or required by court or government agency order or request, or through subpoena or discovery request, or other legal process, to disclose information that may be deemed covered or implicated by Sections 4 or 5, Executive agrees to the fullest extent allowable by law to give Brixmor, verbally and in writing (via e-mail to steven.siegel@brixmor.com), notice no later than two days after receipt of such order, request, or process. Executive also agrees to limit any disclosure to the minimum amount that is legally required to be disclosed.

7. Specific Performance. Executive acknowledges and agrees that Brixmor’s remedies at law for a breach or threatened breach of any of the provisions of Sections 4 or 5 of this Agreement would be inadequate and Brixmor would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Brixmor, without posting any bond, and notwithstanding the arbitration procedure set forth in Section 15, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. Release. In consideration of the severance described in Section 2(b) of this Agreement, and the other consideration contained herein, Executive agrees to the following.

Except as otherwise set forth in this Agreement, to the maximum extent permitted by law, Executive hereby releases, acquits and forever discharges Brixmor, its equity investors, its directly and indirectly owned subsidiaries and affiliates, and its and their officers, directors, agents, partners, members, managers, servants, employees, shareholders, successors, and assigns (each, a “Releasee” and collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date Executive executes this Agreement, including, but not limited to: all claims and demands directly or indirectly arising out of or in any way connected with the Employment Agreement and Executive’s employment with Brixmor or the termination of that employment, including without limitation claims or demands related to salary, bonuses, incentives, commissions, stock, stock options, or any other ownership interests in Brixmor, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation, claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, the Worker Adjustment Retraining and Notification Act, the Uniform Services Employment and Reemployment Rights Act of 1994, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the False Claims Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued vested benefits under any employee benefit or pension plan of Brixmor, if any, in accordance with the terms and conditions of such plan and applicable law), the Americans with Disabilities Act of 1990, the New York Executive Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York City Local Civil Rights Restoration Act of 2005, the New York Minimum Wage Act, the New York Worker Adjustment Retraining and Notification Act, the New York Fair Credit Reporting Act, New York Labor Law, the New York City Administrative Code, and/or the retaliation provisions of the New York Workers’ Compensation law, all of the foregoing as amended, contract (including the Employment Agreement, and which Executive acknowledges is superseded by this Agreement except where expressly provided in this Agreement), wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing, or any other tort claim; provided, however, that nothing in this Agreement shall be construed in any way to (1) release any claims that may not be waived by this Agreement as a matter of law; (2) release Brixmor from its obligation to indemnify Executive pursuant to Brixmor’s indemnification obligation pursuant to written agreement or applicable law; (3) release any claim by Executive against Brixmor relating to the validity or enforceability of this Agreement; or (4) prohibit Executive from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency (provided, however, that Executive shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to Executive’s employment with Brixmor).

Executive represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against Brixmor or any Releasees. Executive agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against Brixmor or any Releasee or to join in any such lawsuits, complaints, or other proceedings against Brixmor or Releasees concerning any matter relating to Executive’s employment with Brixmor or that arose on or prior to the date of this Agreement. The Parties agree that to the extent, if any, Executive may have a non-waivable right to file or participate in a claim or charge against Brixmor or Releasees, this Agreement shall not be intended to waive such a right to file or participate. Executive further agrees, to the maximum extent permitted by law, that Executive shall not obtain, and hereby waives any right or entitlement to obtain, any relief or damages (whether legal, monetary, equitable, or other) from such a non-waivable claim or charge, whether the same is filed by Executive or on Executive’s behalf.

9. Cooperation.

(a) Executive agrees to make himself reasonably available to Brixmor and its directly and indirectly owned subsidiaries and affiliates to: (1) for six months after the Effective Date, respond to questions and inquiries from Brixmor in connection with the transitioning of his responsibilities and provide information relevant to matters as to which he gained knowledge while employed by Brixmor; and (2) assist Brixmor in connection with any pending, threatened, or anticipated litigation, proceeding, or inquiry with respect to which Brixmor reasonably determines Executive’s participation to be necessary, including but not limited to providing assistance in relation to inquiries from the Securities and Exchange Commission.

(b) Executive shall not be entitled to additional consideration for providing the cooperation required by Section 9(a). Notwithstanding the foregoing, Brixmor shall reimburse Executive for reasonable expenses (excluding attorney’s fees), if any, he incurs while complying with Section 9(a).

10. Clawback. Within thirty (30) days of any of the following events, Executive shall return to Brixmor an amount equal to the value of the award provided under Section 2(b) at the time such award was provided, and Brixmor shall have no further obligation to provide such award.

(a) A court, arbitrator, or government agency finally determines that Executive violated federal securities law during his employment with Brixmor;

(b) Executive materially violates Section 9(a) and fails, after notice from Brixmor, to cure such violation promptly to the satisfaction of Brixmor;

(c) Executive violates Section 8; or

(d) Executive materially violates Section 4(a) and fails, after notice from Brixmor, to cure such violation promptly to the satisfaction of Brixmor.

11. No Admission. It is understood and agreed by all Parties that this Agreement does not constitute an admission of liability or wrongdoing on the part of Brixmor, and that by entering into this Agreement, Brixmor does not admit that there has been any wrongdoing whatsoever against any person or entity, and it expressly denies that any wrongdoing has occurred.

12. Death. In the event of Executive’s death occurring on or after the Termination Date, Brixmor shall provide the amounts in Section 2 that have not previously been paid to Executive to the beneficiary designated by Executive in writing (which designation, where applicable, shall be effected in accordance with the terms and conditions of the applicable plan documents and procedures) or, if no such beneficiary shall be named or be living at the time of his death, to his estate.

13. Withholding. All payments to be made to or benefits to be received by Executive under this Agreement shall be subject to withholding to satisfy required withholding taxes and other required deductions.

14. Choice of Law. The terms of this Agreement shall be governed by the laws of the State of New York.

15. Arbitration. Any disputes arising under or in connection with this Agreement or Executive’s employment shall be resolved by binding arbitration, to be held in New York, New York in accordance with the Employment Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). Brixmor and Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by Brixmor and Executive within 15 days after demand for arbitration is made by a Party. If the arbitrators selected by the Brixmor and Executive are unable to agree on a third arbitrator within that period, then either the Brixmor or Executive may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principal issues in dispute and will be independent of Brixmor and Executive. To the extent permitted by applicable law and not prohibited by Brixmor’s certificate of incorporation and bylaws, the Parties shall equally bear the fees and expenses of the arbitrators and the AAA and the Parties shall bear their own costs and attorneys’ fees. Except as may otherwise be agreed in writing by the Parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Notwithstanding the foregoing, claims brought by Brixmor under Section 7 may be brought in any state or federal court of competent jurisdiction where there is proper venue, and Executive agrees and submits to the exclusive jurisdiction of any such court for such claims.

16. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TRIAL BY JURY AS TO ANY AND ALL FUTURE LITIGATION BETWEEN THEM, INCLUDING ANY CLAIMS AND/OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH BRIXMOR.

17. Compliance with Code Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, neither Brixmor nor any other Releasee shall have any liability to Executive or to any other person or entity if any payments or benefits under the Agreement are not so compliant or exempt.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c) Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s separation from service, Brixmor determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

18. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by e-mail, hand, or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Brixmor:

Brixmor Property Group, Inc., 450 Lexington Avenue, 13th Floor, New York, NY 10017

Attention: General Counsel (steven.siegel@brixmor.com)

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, DC 20004 Attention: Michael E. McTiernan (michael.mctiernan@hoganlovells.com)

If to Executive:

To the most recent contact information of Executive set forth in the personnel records of Brixmor.

19. Miscellaneous.

(a) Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties on its subject matter, and, except as otherwise expressly provided herein, it supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith, including without limitation the Employment

Agreement. Notwithstanding the foregoing, Brixmor’s 2013 Omnibus Incentive Plan (as amended from time to time) and the award agreement governing each equity award that vests pursuant to this Agreement shall continue to apply to the extent the provisions do not conflict with this Agreement, and the Amended and Restated Agreement of Limited Partnership of Brixmor Operating Partnership LP (as amended from time to time) shall continue to govern the LTIP Units that vest pursuant to this Agreement. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail.

(b) Amendment and Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(c) Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision.

(d) Assignability. This Agreement and Executive’s rights and obligations under this Agreement may not be assigned by Executive without the prior written consent of Brixmor. Brixmor may assign, with or without Executive’s consent, this Agreement and its rights and obligations under this Agreement to any entity affiliated with it or to any successor entity.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

(f) Counterparts. This Agreement may be executed in counterparts, both of which taken together will constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile transmission of signed counterparts or in .pdf or similar format by electronic mail transmission, and in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instruments.

(g) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(h) SEC Filing. The Parties acknowledge and agree that this Agreement will be filed by Brixmor with the United States Securities and Exchange Commission.

(i) Expenses. Each of the Parties shall bear its own costs and expenses, including, without limitation, attorneys’ fees relating to or arising from the negotiation and execution of this Agreement.

(j) Definitions. Capitalized terms not defined herein have the meanings assigned to them in the Employment Agreement.

(k) Joint Work Product. This Agreement shall be deemed the joint work product of the Parties hereto and their respective counsel, including legal counsel, and each of the Parties shall be considered the drafters of this Agreement. Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable in any interpretation of this Agreement.

(l) Non-Compete Waived. Brixmor agrees to waive Executive’s obligations under Section 6(a) of the Employment Agreement.

20. Acknowledgements. The Parties affirm that they have carefully read the terms of this Agreement, that they know and understand the contents and meaning of this Agreement and that they sign this Agreement as a matter of their own free acts and after consultation with their own legal counsel. The Parties further agree that this Agreement shall be deemed the joint work product of the Parties hereto and their respective counsel, including legal counsel, and each of the Parties shall be considered the drafters of this Agreement. Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable in any interpretation of this Agreement. This Agreement shall become effective on the Effective Date.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

BRIXMOR PROPERTY GROUP, INC.

By:	/s/ Steven F. Siegel
Steven F. Siegel
Executive Vice President

Date: February 5, 2016

/s/ Michael Pappagallo
Michael Pappagallo

Date: February 5, 2016

SCHEDULE A

In consideration of Executive’s execution of the Separation Agreement and Release and other promises by Executive, Executive shall receive the following benefits (less applicable withholdings in accordance with Section 13 of the Agreement), which shall be vested, paid to, or transferred to, as applicable, Executive as soon as administratively practicable following the Effective Date, but in no event sooner than the expiration of the Delay Period in accordance with Section 17 of the Agreement, if applicable, or later than March 15, 2017:

1.	25,000 LTIP Units of Brixmor Operating Partnership LP shall vest, which represents the number of LTIP Units that Executive will be deemed to be entitled to receive with respect to outstanding 2014 Tranche 2 LTIP Unit awards, the performance period for which has already closed, assuming a target achievement of performance, non-satisfaction of individual goals, and acceleration of time-based vesting, plus an additional number of LTIP Units shall be granted, which number shall equal the Dividend Earned Units (as defined in the applicable award agreement) as of the Termination Date for each 2014 Tranche 2 LTIP Unit that vests pursuant to this Agreement (such additional number of LTIP Units to be calculated by Brixmor, in its sole and absolute discretion); and

2.	21,737 LTIP Units of Brixmor Operating Partnership LP shall vest, which represents the number of LTIP Units that Executive will be deemed to be entitled to receive with respect to outstanding 2015 Tranche 1 LTIP Unit awards, the performance period for which has already closed, assuming a target achievement of performance, non-satisfaction of individual goals, and acceleration of time-based vesting, plus an additional number of LTIP Units shall be granted, which number shall equal the Dividend Earned Units (as defined in the applicable award agreement) as of the Termination Date for each 2015 Tranche 1 LTIP Unit that vests pursuant to this Agreement (such additional number of LTIP Units to be calculated by Brixmor, in its sole and absolute discretion).

For the avoidance of doubt, other than as set forth in this Schedule A, as of the Termination Date, Executive shall forfeit all of his outstanding, unvested equity awards (whether earned or unearned) with respect to Brixmor or Brixmor Operating Partnership LP.